Exhibit 10-z

                 FOURTH AMENDMENT TO THE MASTER
              TRUST AGREEMENT FOR EMPLOYEES' PLANS


        This Fourth Amendment to the Master Trust Agreement for Employees' Plans, entered into effective April 1, 1993, expressly amends and modifies that certain Master Trust Agreement dated as of October 26, 1989, by and between PSI Resources, Inc. (formerly PSI Holdings, Inc.) (the "Company"), and National City Bank, Indiana (formerly Merchants National Bank & Trust Company) ("National City"), as trustee, to which U.S. Trust Company of California, N.A. is the successor trustee (the "Trustee").

        WHEREAS, effective as of October 26, 1989, the Company and National City entered into a Master Trust Agreement concerning the contribution of funds in trust with regard to certain benefit plans applicable to employees upon a "Potential Change in Control" or a "Change in Control" of the Company as those terms are defined in the Master Trust Agreement;

        WHEREAS, the Master Trust Agreement was previously amended effective December 1, 1992, April 1, 1993, and July 2,
1993, with respect to certain provisions;

        WHEREAS, the Company desires to further amend the Master Trust Agreement to allow funding of non-equity benefit plans by way of a letter of credit; to extend to three years the period of time the trust corpus is to be held by the Trustee in the absence of a Change in Control following a Potential Change in Control before it is returned to the Company; to authorize the Company, in its discretion, to determine that the threat associated with a "Potential Change in Control" ceases to exist so that funding of non-equity benefit plans is not necessary and that previously deposited funds may be returned to the Company earlier than otherwise allowed by the Master Trust Agreement; and to modify the "Required Funding Amount" for the PSI Energy, Inc. (formerly Public Service Company of Indiana, Inc.) Severance Pay Plan to be determined by the Board of Directors on a case-by-case basis in light of the existing circumstances;

        WHEREAS, the Company and the Trustee have determined that only the amendment to the funding requirement of the PSI
Energy, Inc. Severance Pay Plan is subject to the written consent requirement of Section 6.2 of the Master Trust
Agreement.

        NOW, THEREFORE, the parties agree as follows:

        1. Effective April 1, 1993, the Company and the Trustee agree that Article II of the Master Trust Agreement shall be amended to read in full as follows:

                           "ARTICLE II
                   TRUST AND THE TRUST CORPUS

Section 2.1 Trust. (a) The 'Required Funding Amount,' as defined in the next sentence, shall be delivered by the Company to the Trustee to be held in trust and to be administered and disposed of by the Trustee as provided not later than 30 days after the occurrence of a Potential Change in Control of the Company (as defined in Article III) as to the Performance Shares Plan, the 1989 Stock Option Plan, and the Employee Stock Purchase and Savings Plan, and not later than 180 days after such Potential Change in Control as to all other plans. The Required Funding Amount shall consist of the sum of the amounts, determined as provided in Section 2.1(b), which will be sufficient to fund the obligations to pay to the Employees benefits due to them pursuant to the Plans, plus an amount to provide for expenses and other costs of maintaining the Trust. The Required Funding Amount may be made by tendering either a sum of cash (or in marketable securities having a fair market value equal to such amount, or some combination thereof) or a letter of credit equal to such amount, plus shares of the Common Stock in respect of the Performance Shares Plan, the 1989 Stock Option Plan, and the Employee Stock Purchase and Savings Plan.

    (b) In the event of a Potential Change in Control of the Company, the Company shall, every 6 months from the date of the Potential Change in Control, unless the Trust Corpus shall theretofore have been released pursuant to Article IV, recalculate the Required Funding Amount as of the end of the month immediately preceding the 6-month interval date as if the Potential Change in Control had occurred at the end of that month. If the amount so calculated exceeds the fair market value of the assets then held in Trust, or, in the case of Common Stock, if the number of shares required to provide benefits under the Performance Shares Plan, the 1989 Stock Option Plan, and the Employee Stock Purchase and Savings Plan exceeds the number then held in Trust, the Company shall promptly (and in no event later than 30 days from the date of such 6-month interval date) either pay to the Trustee an amount in cash (or marketable securities, or any combination thereof) or tender to the Trustee a letter of credit equal to the excess and an amount in Common Stock equal to the excess number of shares. If the Required Funding Amount so calculated is less than the fair market value of the assets held in Trust, or with respect to the Performance Shares Plan, the 1989 Stock Option Plan, and the Employee Stock Purchase and Savings Plan less than the number of shares of Common Stock held in Trust, the Trustee, upon receipt of written request from the Company, shall distribute to the Company the difference. The Trustee receives and holds the Required Funding Amount pursuant to this Trust's terms. The Trustee has no affirmative duty to collect the Required Funding Amount from the Company.

    (c) The Required Funding Amount shall be determined as to each of the Plans as follows:
                 (i) Under the Public Service Company of
Indiana, Inc. Executive Supplemental Life Insurance Program, an amount of cash, on an undiscounted basis, equal to the face value of all life insurance policies issued under the Plan as of the date of the Potential Change in Control;

                (ii) Under the Public Service Company of
Indiana, Inc. Supplemental Pension Plan, an amount of cash, on an undiscounted basis, equal to the sum of all payments that would become due at age 65 and thereafter if the Employee's employment terminated on the date of the Potential Change in Control, using the actuarial life expectancies used under Public Service Company of Indiana, Inc.'s qualified Pension Plan;

               (iii) Under the Public Service Company of
Indiana, Inc. Supplemental Retirement Plan, an amount of cash, on an undiscounted basis, equal to the sum of all payments that would become due at age 65 and thereafter if the Employee's employment terminated on the date of the Potential Change in Control;

                (iv) Under the Public Service Company of
Indiana, Inc. Performance Shares Plan, a number of shares of Common Stock equal to the vested but not distributed stock awards and an amount of cash equal to the earnings on the vested but not distributed stock awards under the Plan as of the date of the Potential Change in Control;

                 (v) Under the Public Service Company of
Indiana, Inc. Annual Incentive Plan, an amount of cash, on an undiscounted basis, equal to the cash awards vested but not distributed under the Plan as of the date of the Potential Change in Control;

                (vi) Under the Public Service Company of
Indiana, Inc. 1989 Voluntary Work Force Reduction Plan, an amount of cash, on an undiscounted basis, equal to the unpaid separation, supplemental, and actuarial reduction replacement benefits which will be paid to those Employees who elected to participate in the Plan as of the date of the Potential Change in Control;

               (vii) Under the PSI Holdings, Inc. 1989 Stock
Option Plan, a number of shares of Common Stock equal to the number of shares in stock options granted to Employees under the Plan as of the date of the Potential Change in Control;

              (viii) Under the Public Service Company of
Indiana, Inc. Severance Pay Plan, an amount of cash, on an undiscounted basis, which in the opinion of the Company's Board of Directors determined, in light of existing facts and circumstances, to be sufficient to protect the interest of the Company's employees; and

                (ix) Under the PSI Holdings, Inc. Employee Stock Purchase and Savings Plan, a number of shares of Common Stock equal to the number of shares in stock options granted to Employees under the Plan as of the date of the Potential Change in Control, and an amount of cash, on an undiscounted basis, equal to the amount of cash in the Employees' purchase savings accounts under the Plan as of that date.

    (d) The payment by the Company, its subsidiaries or affiliates pursuant to Section 2.1(a) and (b) shall be accompanied by a schedule of the individual Employees for whose accounts such payment is being made, which sets forth the amounts delivered in respect of each Employee in respect of each of the Plans and the address of each Employee."

         2.   Effective April 1, 1993, the Company and the
Trustee agree that Section 2.1 (e) shall be added to the Master
Trust Agreement as follows:

    "(e) Notwithstanding anything in this Agreement to the contrary, the Company, in its sole discretion, may determine that, with regard to any plan covered by this Agreement the benefits of which are payable to participants solely in terms of cash, there is no obligation to deposit the Required Funding Amount under Section 2.1(a) or to recalculate the Required Fund Amount under Section 2.1(b) because the occurrence of a Change in Control of the Company is not likely to occur in that the threat associated with a Potential Change in Control no longer exists."

         3.   Effective as of April 1, 1993, the Company and the
Trustee agree that Section 2.2(a) of the Master Trust Agreement shall be amended to read in full as follows:

         "SECTION 2.2 Trust Corpus. (a) The term "Trust Corpus" means the amounts (including any letter of credit) delivered to the Trustee as described in Section 2.1(a) plus all amounts delivered thereafter pursuant to Section 2.1(b) (and less amounts distributed from the Trust pursuant to Section 2.1(b) and Sections 4.2 and 4.3, or otherwise pursuant to this Trust's terms), in whatever form held or invested as provided. The Trust Corpus shall be held, invested, and reinvested by the Trustee in cash or marketable securities or shares of Common Stock only in accordance with this Section. Except for shares of Common Stock delivered to the Trustee pursuant to Section 2.1(a) and (b), which shares shall be held by the Trustee until distributed under Article IV, the Trustee shall use its good faith efforts to invest or reinvest from time to time all or such part of the Trust Corpus as it believes prudent under the circumstances (taking into account, among other things, anticipated cash requirements for the payment of benefits under the Plans) in either one or a combination of the following investments:
               (i) Investments in direct obligations of the United States of America or agencies of the United States of America or obligations unconditionally and fully guaranteed as to principal and interest by the United States of America, in each case maturing within 1 year or less from the date of acquisition, or in mutual funds investing in any such obligations; or

              (ii) Investments in negotiable certificates of deposit (in each case maturing within 1 year or less from the date of acquisition) issued by a commercial bank organized and existing under the laws of the United States of America or any state thereof having a combined capital and surplus of at least $1 billion.

provided, however, that the Trustee shall not be liable for any failure to maximize the income earned on that portion of the Trust Corpus as is from time to time invested or reinvested as set forth above, nor for any loss of income due to liquidation of any investment which the Trustee, in its sole discretion, believes necessary to make payments or to reimburse expenses under the terms of this Trust. The Trustee may commingle the funds constituting the Trust Corpus regardless of the fact that each Plan may have a separate and distinct Required Funding Amount."

         4.   Effective as of April 1, 1993, the Company and the
Trustee agree that Section 4.1 of the Master Trust Agreement shall be amended to read in full as follows:

         "SECTION 4.1 Delivery to the Company. (a) If the Company delivers the Required Funding Amount to the Trustee upon a Potential Change in Control, that amount and interest thereon, if any, if the interest has not been previously paid to the Company shall be returned to the Company 3 years after delivery to the Trustee unless a Change in Control shall have occurred during the 3-year period. The 3-year period shall be renewed in the event of any subsequent Potential Change in Control occurring during the initial period. The Company shall notify the Trustee of the occurrence of a Change in Control or Potential Change in Control, and the Trustee may rely on the notice or on any other actual notice, satisfactory to the Trustee, of a change or potential change which the Trustee may receive.

         (b) Notwithstanding anything in this Agreement to the contrary, the Required Funding Amount with regard to any plan covered by this Agreement the benefits of which are payable to participants solely in terms of cash, shall be returned to the Company prior to the conclusion of the initial 3-year period or any renewal thereof if, in the Company's sole discretion, it is determined that the occurrence of a Change in Control of the Company is not likely to occur within the time period set forth in Section 4.1 because the threat associated with a Potential Change in Control no longer exists."

         5. The Master Trust Agreement, as previously amended, otherwise remains in full force and effect.

         IN WITNESS WHEREOF, the parties have executed this Fourth Amendment to the Master Trust Agreement for Employees'
Plans effective as of the date first written above.
PSI RESOURCES, INC.


By:  /s/ James E. Rogers
     James E. Rogers
     Chairman


U.S. TRUST COMPANY OF
CALIFORNIA, N.A.


By:  /s/ Dennis M. Kunisaki
     Name:   Dennis M. Kunisaki
     Title:  Vice President